# Cooperation and Joint Utilization Agreement

THIS Cooperation and Joint Utilization Agreement (hereinafter referred to as the "Agreement") is made between:

***Blackpoll Fleet International Inc ("BPFI"),***

and

***AIM AIR**, hereinafter referred to as the "Parties".*

WHEREAS the Parties desire to cooperate regarding the utilization of Aim Air fleet under BPFI contracts (United Nations (UN) and non-UN); and,

WHEREAS the Parties intend to cooperate in the registration of the BPFI fleet under Aim Air's Air Operator Certificate (AOC) for UN and non-UN projects;

NOW, THEREFORE, the Parties agree as follows:

*1. Utilization of Aim Air fleet under BPFI contracts (UN and non-UN).*

For those contracts utilizing the Aim Air fleet under UN and non-UN BPFI contracts, Aim Air will be guaranteed fifty (50) hours per month at a rate of at least $3,000 per ACMI (Aircraft, Crew, Maintenance and Insurance) hour.

Inclusion in the work of the Aim Air aircraft under the contracts of BPFI (UN and non-UN) will be made according to the principle of proportionality, where at least 50% of the aircraft being are being provided by Aim Air and 50% of the aircraft provided by BPFI.

*2. Registration of BPFI fleet under Aim Air AOC for UN projects.*

Aim Air shall register the BPFI fleet under its AOC, and BPFI will pay to Aim Air a monthly payment of at least $2000 per each BPFI aircraft, according to provisions of the Dry Lease agreement, as a mandatory condition of the CAA of the Republic of Moldova (RM), for management services, beginning with the date of the aircraft registration in the Civil Aircraft Register of RM. Beginning with the date said BPFI aircraft on AIM AOC enters into a contract with an end user, BPFI will pay Aim Air at least $5,000 per said aircraft – monthly, until the end of the contract period. BPFI agrees to comply with and meet all the requirements of the CAA of RM during the aircraft registration and also to bear all the costs for the registration and subsequent maintenance of airworthiness of its aircrafts, placed in the Civil Aircraft Register of RM.

*3. The period of validity of the agreement.*

4G

Present Agreement shall become effective upon the signing of this Agreement by both Parties, and shall continue in force thereafter for a period of five (5) years unless sooner terminated as provided herein.

*4. UN Vendor Registration.*

BPFI shall be responsible for registering Aim Air as a UN vendor for aviation services. The registration process and the associated expenses shall be the responsibility of BPFI, including registration fees, BPFI travel expenses, technical personnel review of documentation, communications with the UN, courier fees, and other related fees and expenses.

*5. Information and Documentation.*

Based on the principle of reciprocity, the Parties have agreed:

a) As part of the UN vendor registration process, BPFI will require certain information and documentation from Aim Air which agrees to promptly provide to BPFI, in response to BPFI's requests, all technical information, including, but not limited to, training manuals, certificates, maintenance programs, aircraft status sheets, crew certifications, insurance documents, financial documents for the company, and any other documents requested by the UN.

b) As part of the BPFI fleet registration under the Aim Air AOC, Aim Air will require certain information and documentation from BPFI which agrees to promptly provide to Aim Air, in response to Aim Air's requests, all technical information, including, but not limited to, aircraft certificates, maintenance programs, aircraft status sheets, insurance documents, financial documents for the company, and any other documents requested by the CAA of RM.

*6. Maintenance, Repair, Overhaul, Upgrade.*

Based on the principle of reciprocity:

a) Any aircraft maintenance, repairs, overhauls, or upgrades that are required to bring the Aim Air fleet to UN standards is the financial and technical responsibility of Aim Air, including, but not limited to, Enhanced Ground Proximity Warning System (EGPWS), other required avionics, and any required Military Standard (MIL-STD/MIL-SPEC) equipment.

b) Any aircraft maintenance, repairs, overhauls, or upgrades that are required to bring the BPFI fleet to UN standards and CAA of RM requirements is the financial and technical responsibility of BPFI.

*7. Standard of Performance.*

Based on the principle of reciprocity:

a) The Parties agree that the minimum standard for satisfactory performance by Aim Air shall be the UN requirements for aviation services providers.

b) The Parties agree that the minimum standard for satisfactory performance by BPFI shall be the UN requirements for aviation services providers and CAA of RM requirements.

*8. Pursuit and Negotiations.*

Upon registration of Aim Air with the UN, BPFI shall be responsible for compiling tender documents, providing a manager for the tender opening, negotiating with the commercial and technical departments of the UN, and providing other administrative support as required.

*9. Payment.*

BPFI shall promptly take all reasonable steps to ensure expeditious receipt of payment of funds due to the Parties from the UN. BPFI shall submit payment due to Aim Air upon receipt of payment from the UN.

*10. Additional Expenses.*

Compensation for additional expenses that BPFI may incur during the project will be negotiated separately before each tender, including, but not limited to, crew per diem and crew expenses.

*11. Covenant Not to Compete.*

During the period of validity of this Agreement, Aim Air will not participate in any bids for UN aviation contracts neither directly nor through any entity other than BPFI.

*12. Confidentiality.*

a) Except as may be required by law, Aim Air shall not use or disclose confidential information obtained, either directly or indirectly, from BPFI, as the case may be, concerning BPFI's business development and strategy, internal operations, financing or business activities.

b) Except as may be required by law, BPFI shall not use or disclose confidential information obtained, either directly or indirectly, from Aim Air, as the case may be, concerning Aim Air's business development and strategy, internal operations, financing or business activities.

*13. Assignment*

Based on the principle of reciprocity:

a) BPFI may assign this agreement and any rights or obligations of this agreement.

b) Aim Air may assign this agreement and any rights or obligations of this agreement.

*14. Liability of the Parties*

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The Parties undertake to fulfill in good faith and diligence obligations hereunder. Any dispute which may arise out of or in connection with this Agreement shall be settled through negotiations between the parties, and if they do not reach an agreement on the settlement of the dispute, it will be decided by the judicial authorities as set forth in paragraph 20, below. Parties are not responsible for any failure to perform its obligations for reasons of force majeure. The exemption from liability extends for a period of force majeure circumstances.

*15. Force Majeure circumstances*

Parties are not liable in the case of total or partial non-performance under this Agreement if it was the result of force majeure, namely, natural disasters, epidemics, strikes, sabotage, riots, massive civil unrest, restrictions imposed by government agencies, international sanctions and other events that do not depend on the will of the parties, and if these circumstances directly affect the performance of this Agreement.
The party that came under the influence of force majeure, in the performance of its obligations under this Agreement, is obliged to notify the other party in written form within 15 days of their occurrence.
If the above circumstances last for more than 6 months, each party will have the right to refuse to fulfill its obligations under this Agreement without compensation to the other party for any damages the other party may suffer.

*16. Termination.*

If either BPFI or Aim Air desires to terminate this Agreement, it may do so only upon the Parties' mutual written consent and the payment of any residual obligations between the parties.

Should Aim Air fail to achieve the minimum performance standards provided for in Section 7 of this Agreement, and should BPFI, in its sole discretion, determine to terminate this Agreement, BPFI shall provide written notice to Aim Air of the immediate termination of this Agreement.

Should BPFI fail to achieve the minimum performance standards provided for in Sections 1 and 4 of this Agreement, and should Aim Air, in its sole discretion, determine to terminate this Agreement, Aim Air shall provide written notice to BPFI of the immediate termination of this Agreement.

*17. Assignment and Delegation.*

Neither party may assign any rights or delegate any duties hereunder, without the express written consent of the other.

*18. Third-Party Agreements Barred.*

In consideration of the opportunities afforded to it by virtue of this Agreement, Aim Air and BPFI covenant and agree not to enter into any agreement with any third party to which BPFI and Aim Air have introduced it, or with which Aim Air or BPFI have worked or in any other way dealt on behalf of either Party or in furtherance of this Agreement, during the term of this

YG

Agreement, and any continuation or renewal thereof, and for a period of five (5) years thereafter. Except UN Tenders.

*19. Modification.*

This contract contains the entire agreement of the Parties. No representations were made or relied upon by the other Party, other than those that are expressly set forth herein. No agent, employee or other representative of either Party is empowered to alter any term of this Agreement, unless done in writing and signed by an executive officer of each of the respective Parties.

*20. Controlling Law.*

The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Florida, United States of America.

*21. No Waiver.*

Any waiver or the failure of either Party to this Agreement to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation, breach, or of any future violation, breach or wrongful conduct.

*22. Notices.*

All notices pertaining to this Agreement shall be in writing and transmitted by facsimile or e-mail, with original copy delivered by the air courier service of the sender's choice, delivered as follows:

BPFI:

Blackpoll Fleet International Inc
610 SW 34th Street, Suite 307
Fort Lauderdale International Airport
Fort Lauderdale, Florida 33315, USA

Telephone: +1-954-905-6006
E-mail: info@bpfint.com

Aim Air :

Aim Air Ltd.
Lunga, Floresti, Republic of Moldova

Telephone: + 373-022-238-944

E-mail: sales@aimair.md

*23. Headings.*

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

*24. Counterparts.*

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

*25. Binding Effect.*

The provisions of this Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns executed as of the date and year below written.

Signed on the 14 day of December, 2015, for and on behalf of Blackpoll Fleet International and Aim Air as follows:

Name: Jacob Gitman
Title: CEO
For: Blackpoll Fleet International

Name: OLEG CORJOI
Title: CEO
For: Aim Air